Exhibit 99.1

Desktop Metal Prices $100 Million Convertible Senior Notes Offering

BOSTON, MA —(BUSINESS WIRE)—May 10, 2022—Desktop Metal, Inc. (NYSE: DM) today announced the pricing of its offering of $100,000,000 aggregate principal amount of 6.0% convertible senior notes due 2027 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The issuance and sale of the notes are scheduled to settle on May 13, 2022, subject to customary closing conditions. Desktop Metal also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $15,000,000 principal amount of notes.

The notes will be senior, unsecured obligations of Desktop Metal and will accrue interest at a rate of 6.0% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2022. The notes will mature on May 15, 2027, unless earlier repurchased, redeemed or converted. Before November 15, 2026, noteholders will have the right to convert their notes in certain circumstances and during specified periods. From and after November 15, 2026, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Desktop Metal will settle conversions by paying or delivering cash and, if applicable, shares of its Class A common stock, par value $0.0001 per share (“common stock”). The initial conversion rate is 601.5038 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $1.66 per share of common stock. The initial conversion price represents a premium of approximately 25% over the last reported sale price of $1.33 per share of Desktop Metal’s common stock on May 10, 2022. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Desktop Metal’s option at any time, and from time to time, on or after May 20, 2025 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Desktop Metal’s common stock exceeds 130% of the conversion price for a specified period of time and certain liquidity conditions have been satisfied. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture for the notes) occurs, then, subject to a limited exception, noteholders may require Desktop Metal to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Desktop Metal estimates that the net proceeds from the offering will be approximately $96.7 million (or approximately $111.3 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. Desktop Metal intends to use the net proceeds from the offering to fund working capital expenditures and for other general corporate purposes.

The notes will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold absent registration or except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the persons being offered the notes being qualified institutional buyers, the intended use of the net proceeds from the offering and the expected closing date of the offering. Forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to, the risks and uncertainties set forth in Desktop Metal, Inc.’s filings with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Desktop Metal, Inc. assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations:

Jay Gentzkow

jaygentzkow@desktopmetal.com

(781) 730-2110

Media Relations:

Lynda McKinney

lyndamckinney@desktopmetal.com

(978) 224-1282

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